Exhibit 12.1

PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio or Earnings to Fixed Charges
(1,000's)

Line				Year Ended December 31,
No.		12/31/06	12/31/05	12/31/04	12/31/03	12/31/02	12/31/01
	Fixed charges, as defined by the Securities and Exchange
	Commission:

1	Interest on Long-term Debt	$95,301	$75,736	$46,702	$59,429	$56,409	$62,716
2	Amortization of Debt Premium, Discount and Expenses	4,417	3,642	2,697	2,838	2,302	2,346
3	Other Interest	45,811	14,299	2,319	5,423	2,859	(42)
4	Estimated Interest Factor of Lease Rental Charges	19,714	20,643	19,617	20,452	23,233	22,856

5	Total Fixed Charges	$165,243	$114,320	$71,335	$88,142	$84,803	$87,876

	Earnings, as defined by the Securities and Exchange
	Commission:

6	Consolidated Net Earnings from Continuing Operations	$122,642	$71,021	$88,258	$59,138	$64,272	$150,433
7	Income Taxes	63,970	32,861	49,247	27,889	33,032	81,063
8	Add Fixed Charges as Above	165,245	114,320	71,335	88,142	84,803	87,876

9	Earnings Availabe for Fixed Charges	$351,857	$218,202	$208,840	$175,169	$182,107	$319,372

10	Ratio for Earnings to Fixed Charges	2.13	1.91	2.93	1.99	2.15	3.63